Putnam Global Sector Fund
10/31/11 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		45
Class B		2
Class C		4

72DD2 (000s omitted)

Class M		1
Class R		*
Class Y		16

*  Amount represents less than 1

73A1

Class A	0.405
Class B	0.371
Class C	0.372

73A2

Class M	0.374
Class R	0.379
Class Y	0.416

74U1

Class A			155
Class B			 10
Class C			 23

74U2

Class M			  2
Class R			  1
Class Y			 47

74V1

Class A			9.77
Class B			9.68
Class C			9.68

74V2

Class M			9.72
Class R			9.76
Class Y			9.80


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72U

The figure entered in response to this question is the amortization of offering costs expense for the period.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.